EXHIBIT 10.1



                    [LOGO OF SYNOVICS PHARMACEUTICALS, INC.]


                                                                   April 3, 2008


Svizera Holdings BV
Antennestraat 43, Post Box 60300,1320 AY
Almere, The Netherlands
Attention:        Mr. Vinay Sapte

Gentlemen:

         Reference is made to the following:

         i. Subscription Letter (the "SUBSCRIPTION"), executed by you, to Kirk, relating to the Convertible Promissory Notes due June 30, 2008 of Kirk (the "NOTES") and shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "SERIES B SHARES"), of Synovics Pharmaceuticals, Inc., a Nevada corporation and the holder of all of the equity interests in Kirk ("SYNOVICS"), issued pursuant hereto and pursuant to the Notes;

         ii. Collateral Agent Agreement, dated April 3, 2008 (the "COLLATERAL AGENT AGREEMENT"), among Axiom Capital Management, Inc., as collateral agent, and the Holders; and

         iii. Letter, dated April 3, 2008 (the "SIDE LETTER"), from Synovics to the Holders (the "HOLDERS") of Notes.

Each of Synovics and Kirk, jointly and severally, make the following proposal to Svizera Holdings BV, a wholly-owned subsidiary of Maneesh Pharmaceuticals Pvt. Ltd. ("MANEESH"):

1. DEFINITIONS. All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in the Notes. Notwithstanding the foregoing, the definition of "Side Letter" in the Notes shall be deemed to include this letter in the case of the addressee hereof.

2. MANEESH INVESTMENT.


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         (a)  Maneesh has  indicated  interest  in  participating  in the Bridge
Offering as well as the Qualified Equity Financing. The Qualified Equity Financing and the conditions to the closing thereof are subject to, and shall be set forth in, the definitive documentation relating to the Qualified Financing. The currently contemplated terms of the Qualified Equity Financing are set forth in Exhibit C to the Notes. The proceeds of the participation of Maneesh in the Bridge Offering shall be utilized to pay the amounts payable on March 31, 2008 to BOI and the balance will be used by Kirk for working capital purposes, except
(i) to the extent previously discussed with Maneesh or (ii) as approved by John Copanos and Harry Singh.

         (b) Synovics and Kirk propose that Maneesh participate in the Bridge Offering with an investment of US$1,000,000 and participate in the Qualified Equity Financing with an investment US$5,000,000 to US$6,000,000 (including the US$1,000,000 provided in the Bridge Offering and "rolled over" into the Qualified Equity Financing). Based upon its discussions with its investment bankers, Synovics anticipates that the Qualified Equity Financing will close within six weeks following the date hereof. Unlike other investors in the Bridge Offering, Maneesh shall be entitled to the following additional right: if, within 100 days following the closing of the Bridge Offering, the conditions described below are not satisfied, the Bridge Notes acquired by Maneesh in the Bridge Offering shall become due with interest.

         (c) Maneesh will be entitled to registration rights on the same basis as other investors in the Bridge Offering and Qualified Equity Financing. As Maneesh will likely be deemed to be an "AFFILIATE" of Synovics following the Bridge Offering, Maneesh will be subject to restrictions on its ability to resell as provided by applicable law. Counsel to Synovics is available to explain these restrictions at your convenience.

3. ADDITIONAL COVENANTS. As an additional inducement to Maneesh to enter into, and perform, the Subscription upon the terms set forth herein, Synovics and Kirk, jointly and severally agree as follows:

 Financial          All bridge notes currently outstanding and held or placed by
 Instrument         affiliates  of  2133820  Ontario  Inc.,  Maneesh  and  Axiom
 Equality           Capital/Indigo  and the notes issued in the Bridge  Offering shall be under the same terms and conditions and all funds will be treated equally, e.g. PARI PASSU, and shall be exchanged for the securities in the Bridge Offering at the initial closing thereof. The Bridge Offering includes a US$500,000 senior secured note component (which ranks senior to the remainder of the Bridge Offering) which may not be acquired by any of the following or their respective affiliates: Harry Singh, 2133820 Ontario Inc., Greg Osborn or Axiom.

 Board Structure    Upon release from escrow of Maneesh's investment in


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                    Synovics   pursuant  to  the  Qualified  Equity   Financing,
                    Synovics agrees to reorganize its board of directors as follows:

                    All existing Board members will resign, other than Ron Lane. Immediately thereafter, the Board shall designate four additional individuals (referenced in items "b" through "e" below) and shall consist of five members. Upon approval of the new Board, the Board will have the right to expand to 7 board seats. The Board will initially be constituted as follows and each of members of the Board (or their appointees, as applicable) and their respective affiliates shall enter into a written agreement agree to vote their securities in favor of the representatives of the others:

                    a. Ron Lane
                    b. 2133820 Ontario Inc. representative (Harry Singh)
                    c. Maneesh Representative
                    d. Maneesh Representative
                    e. Axiom Representative
                    f.* Maneesh Pharmaceuticals Representative g.* Axiom Capital/Middlebury Securities Representative

                    *Preferably CPA or a candidate whom is able to qualify as a audit committee chairman as described under Sarbanes-Oxley.

                    Ron Lane shall Lane shall serve as Chairman of the Board for six months commencing on the date of the last closing of the Qualified Equity Financing and shall be responsible for regulatory and legal compliances and investor relations. A new chairman may be elected by the new Board, at its discretion, following such six month period.

                    At no time may any of Harry Singh, Maneesh, Axiom, or Middlebury Securities, together with their respective affiliates, elect in excess of 49% of the members of the Board unless their ownership exceed 50% of the outstanding voting securities of Synovics.


 Due Diligence      a. Maneesh will conduct a due diligence investigation of the financial, legal and regulatory status of Kirk and Synovics in conjunction with Axiom Capital.

                    b. Maneesh will deposit the proceeds of the Qualified Equity Financing to be provided thereby in an escrow


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                    account  with all other  proceeds  of the  Qualified  Equity
                    Financing. The funds in such escrow account shall be released upon the satisfaction of the terms and conditions of the "Qualified Equity Financing" set forth in the definitive documentation relating thereto. These terms and
                    conditions  include  the  satisfactory   conclusion  of  due
                    diligence, a minimum of US$15,000,000 of gross proceeds in the Qualified Financing (including 100% of the principal amount of the Notes and the principal amount of 2006 Notes that opt to convert into Series C Preferred Stock in connection with the Qualified Equity Financing), and a "Use of Proceeds" reasonably agreeable to Synovics, Axiom, and Maneesh.

                    c. Maneesh reserves the right to withdraw from the financing if not satisfied with the outcome of due diligence, and Synovics will not make claims and shall promptly return the portion of the proceeds in such escrow account provided by Maneesh.

 Support Services   a.  Hiring of a focused  IR firm,  approved  by the board at close.

                    b. Hiring of Conversion Agents, Inc. for purposes of clearing shares on behalf of all investors.

 Consulting Fees    a. Harry Singh to receive  2,000,000  shares of common stock vested over 24 months: 1/3 at close of Qualified, 1/3 at 1st anniversary, and 1/3 at the second anniversary

                    b. Ron Lane to receive 1,000,000 shares of common stock, vested over 24 months: 1/3 at close of Qualified, 1/3 at 1st anniversary, and 1/3 at the second anniversary

                    c. Repricing of Greg Osborn's existing Indigo placement warrants to current strike price (not increase in amount) subject to the same being done with Maneesh's existing warrants from its prior investment.

                    e. Issuance of 4,000,000 shares of common stock to Maneesh for guaranteeing the current Bank Of India loan in the principal amount of approximately US$6,950,000, subject to increase pursuant to clause "f" below, subject to the execution and delivery of a definitive guaranty satisfactory to Maneesh. Maneesh shall have the exclusive ability to negotiate to serve as guarantor of the Bank of India loan for seven days commencing on the date hereof.


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                    (It  being   understood  that  the  ability  of  Maneesh  to
                    participate in the Qualified Equity Financing shall not be contingent upon the execution of any such guarantee.)

                    f. Issuance of an additional 3,000,000 common shares in stock to Maneesh for having the Bank of India increase the available principal amount of the credit facility to
                    US$10,000,000,  subject to the  execution  and  delivery  of documentation effecting and guaranteeing such increase satisfactory to Maneesh and Synovics.

                    g. 250,000 warrants to be issued to each non-executive Board member. These warrants will be priced at exercise price of the warrants issued in connection with the Kirk Bridge.

                    h. Up to 2,000,000 shares to be utilized in non-affiliated investor negotiations (e.g., none of the parties described in this agreement).

 Other Conditions   a.  Waiver  or   settlement  of  all penalties   for   prior
 To Closing of      non-compliances.
 the Qualified
 Equity Financing   b.  The  resale  of  Maneesh's   current   shares  shall  be
                    registered under the Securities Act of 1933, as amended,  on a basis consistent with the  registration  rights granted in connection  with the Qualified  Financing.  Maneesh will not
                    pursue  any   penalties   for   non-registration   or  prior
                    non-compliances.


                    c. Synovics shall resolve all claims relating to the Indigo financing conducted during 2005.

                    d. Synovics shall agree that Copanos to be paid between $1,250,000 and $1,500,000 of his note principal, and at least US$500,000 principal amount of the remainder of such note shall convert into securities offered in the Qualified Financing. Copanos shall enter into a non-compete with Kirk,

                    e. CB Distributors to be paid off any remaining principal or interest.

                    f. Salary cap for Ron Lane of US$400,000, US$200,000 shall be payable in cash and US$200,000 accrued in shares of common stock until Synovics achieves positive EBITDA, determined in accordance with generally accepted


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                    accounting principles applied on a basis consistent with the latest audited financial statements of Synovics.

                    g. Mandatory conversion of $100,000 of accrued salary by Ron Lane into the securities offered in the Qualified Financing.

                    h. New CEO identified by final closing of the Qualified Financing.

                    i. Delivery of US$1,000,000 to Synovics for the Bridge Offering by Maneesh. Maneesh shall be offered the right to participate in the Qualified Financing for up to US$6,000,000 (including the conversion of its investment in the Bridge Offering). Such US$1,000,000 investment in the Bridge Offering shall be wired to the existing escrow account and released immediately to the Kirk operating account as outlined.

                    j. At the closing of the Qualified Equity Financing at which the aforementioned $6,000,000 participation of Maneesh (including the "roll over" of the participation of Maneesh in the Bridge Offering) is received by Synovics, Synovics shall reimburse Maneesh for due diligence expenses incurred in connection with the Qualified Equity Financing, provided that such expenses may not exceed $10,000.


         If the foregoing is acceptable, please execute this letter where indicated below to indicate your agreement therewith.


                                     SYNOVICS PHARMACEUTICALS, INC.

                                     By: /S/ RONALD H. LANE
                                         ------------------
                                          Ronald H. Lane, Ph.D.
                                          Chairman of the Board of Directors and
                                              Chief Executive Officer

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE-WRITTEN:

SVIZERA HOLDINGS BV


By: /S/ VINAY SAPTE
    ---------------
     Name: Vinay Sapte
     Title: